ITEM 77C – The New Germany Fund, Inc.

Registrant incorporates by reference to the Proxy Statement filed on May 21, 2010 (SEC Accession No. [0000950123-10-051859) for The New Germany Fund, Inc. (the “Fund”).

The Annual Meeting of Stockholders of the “Fund” was held on June 28, 2010.  The record date for the meeting was May 14, 2010 (the “Record Date”).  On the Record Date the Fund had 18,450,628 shares outstanding and entitled to vote.   At the Meeting, the following matters were voted upon by the stockholders (the resulting votes are presented below):

1. To elect four (4) Class I Directors, each to serve for a term of three years and until their successors are elected and qualify.

Number of Votes:

Director	For	Abstain
Mr. Detlef Bierbaum	13,688,213	1,283,106
Mr. Richard Karl Goeltz	13,739,437	1,231,882
Mr. Christian H. Strenger	13,705,788	1,265,531
Mr. Robert H. Wadsworth	13,714,152	1,257,167

2. To elect one (1) Class II Director to serve for a term of one year and until his successor is elected and qualifies.

Number of Votes:

Director	For	Abstain
Mr. Joachim Wagner	13,800,242	1,171,077

3.  To elect one (1) Class III Director to serve for a term of two years and until his successor is elected and qualifies.

Number of Votes:

Director	For	Abstain
Mr. Richard R. Burt	13,713,763	1,257,556

4. To ratify the appointment by the Audit Committee and the Board of Directors of  PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors for the fiscal year ending December 31, 2010.

Number of Votes:

For                                Against                                           Abstain
14,056,815                                823,890                                           90,612

5.  To approve a proposed change in the Fund’s fundamental investment objective to broaden the definition of German company.

Number of Votes:

For                                           Against                                Abstain
10,819,926                                           776,876                                 83,233

6.  If properly presented at the Meeting, to consider and vote on a stockholder proposal to ask the Board of Directors to take the steps necessary to adopt an interval fund structure, whereby the Fund would conduct periodic tender offers at least semiannually for at least 10% of currently outstanding common shares at a price of at least 98% of net asset value.

Number of Votes:

For                                Against                                           Abstain
8,680,182                                2,802,528                                            197,319

E:\Electronic Working Files\NSAR\2010\6-30-10\New Germany\03-Exhibits\Item 77C.doc